Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS UPDATES OUTLOOK IN CONJUNCTION WITH CREDIT SUISSE HARDLINE RETAIL ROUNDUP CONFERENCE

~ Company Raises Full Year 2013 Outlook ~

~ Company Provides Initial Full Year 2014 Outlook ~

TOANO, Va, December 9, 2013 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today raised its full year 2013 outlook and provided an initial full year 2014 outlook in conjunction with the Company’s participation in the Credit Suisse Hardline Retail Roundup Conference in New York City on December 10, 2013.  Robert M. Lynch, President and Chief Executive Officer, William K. Schlegel, Chief Merchandising Officer, and Daniel E. Terrell, Chief Financial Officer, will be meeting with investors throughout the day.

The Company has made available an updated presentation on the Investor Relations section of the Company’s website, www.lumberliquidators.com, which includes the updated outlook for 2013, initial outlook for 2014 and supplemental information on the Company’s strategic initiatives including store base expansion, direct sourcing and supply chain optimization.

Company Outlook for 2013

Based on year-to-date results and current trends, the Company now expects to achieve the following for the full year 2013:

•	Net sales in the range of $994 million to $1.0 billion, up from a previous range of $985 million to $995 million, with the fourth quarter ranging from $252 million to $258 million.

•	Comparable store net sales increasing 15% to 16%, up from a previous range of 14% to 15%, with the fourth quarter ranging from 13% to 15%.

•	The opening of a total of 29 to 30 new store locations in 2013.

•	Fourth quarter gross margin in the range of 40.4% to 40.7%, including incremental transportation costs of $1.2 million to $1.4 million related to the start-up of the West Coast distribution center.

•	Incremental selling, general and administrative expenses in the fourth quarter of approximately $1.8 million to $2.3 million versus a prior estimate of $1.4 million to $1.8 million, primarily related to the start-up of the West Coast distribution center and certain incremental legal and professional fees.

•	Earnings per diluted share in the range of approximately $2.72 to $2.75, based on a diluted share count of approximately 27.9 million shares, which is exclusive of any future impact of the stock repurchase program, up from a previous range of $2.65 to $2.74, with the fourth quarter ranging from $0.69 to $0.72.

Company Outlook for 2014

Additionally, the Company has provided an initial outlook for the full year 2014:

•	Net sales in the range of $1.15 billion to $1.20 billion.

•	Comparable store net sales increasing in the high single to low-double digits.

•	The opening of a total of 30 to 40 new store locations and remodeling of a total of 25 to 35 existing stores, all in the expanded showroom format.

•	Earnings per diluted share in the range of approximately $3.25 to $3.60, based on a diluted share count of approximately 28.2 million shares, which is exclusive of any future impact of the stock repurchase program.

Lumber Liquidators plans to report its fourth quarter and full year 2013 financial results and provide full guidance for 2014 in February 2014.

About Lumber Liquidators

With over 315 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512